EXHIBIT 3.1.2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 11:00 AM 11/29/2001

010604916 – 3304415

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATRICURE, INC.

AtriCure, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

	RESOLVED:	That the Board of Directors of the Corporation recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended by deleting the first full paragraph of Article IV thereof and substituting therefor the following:

“The total number of shares of all classes of stock which the Corporation has authority to issue is 28,412,626 shares, consisting of (i) 20,000,000 shares of Common Stock, par value $.0001 per share (the “Common Stock”), and (ii) 8,412,626 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”), all of which shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).”

	RESOLVED:	That the aforesaid proposed amendment be submitted to the stockholders of the Corporation for their consideration; and

	RESOLVED:	That following approval by the stockholders of the aforesaid amendment (the “Amendment”) as required by law, the officers of the Corporation be, and they hereby are, and each of them hereby is, authorized and directed (i) to prepare, execute and file with the Secretary of State of the State of Delaware, a Certificate of Amendment setting forth the Amendment in the form approved by the stockholders and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the Amendment or otherwise to carry out the purposes of the foregoing Resolutions.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the Amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the Amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:	That the Amendment was duly adopted in accordance with the applicable provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AtriCure, Inc. has caused this Certificate of Amendment to be signed by its President, this 31st day of October, 2001.

ATRICURE, INC.

By:	/s/ Michael D. Hooven
Michael D. Hooven
President

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